EXHIBIT 11(b)

                  Accounting Services Agreement
         Between Rydex Advisor Variable Annuity Account and PADCO Service Company, Inc.





                  ACCOUNTING SERVICES AGREEMENT
                             between
              RYDEX ADVISOR VARIABLE ANNUITY ACCOUNT
                               and
                   PADCO SERVICE COMPANY, INC.


     This Agreement, dated the 1st day of November, 1996, made by and between the RYDEX ADVISOR VARIABLE ANNUITY ACCOUNT (the
"Separate Account"), a managed separate account of the Great American Reserve Insurance Company ("Great American Reserve") established under the laws of the State of Texas on April 15, 1996, and organized as an open-end management investment company, and PADCO Service Company, Inc. (the "Agent"), a company incorporated under the laws of the State of Maryland on October 6, 1993.

                       W I T N E S S E T H:

     WHEREAS, the Separate Account is registered with the Securities and Exchange Commission (the "Commission") as a diversified open-end management investment company pursuant to the provisions of the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Agent is registered with the Commission as a transfer agent under the Securities Exchange Act of 1934, as amended;

     W H EREAS, the assets of the Separate Account may be segregated by eligible investments, thus establishing a series of eligible investment portfolios (or "Subaccounts") within the Separate Account pursuant to the laws of the State of Texas and the 1940 Act;

     WHEREAS, the variable annuity contracts proposed to be sold by Great American Reserve and to be funded by the Separate Account (the "Contracts") are designed for use by purchasers of the Contracts (the "Contract Owners") who intend to utilize an asset allocation or market-timing investment strategy and are advised by professional money managers ("Financial Advisors");

     WHEREAS, the board of managers of the Separate Account (the "Managers"), pursuant to Article III, Section 2.m., "Board of Managers; Powers," of the rules and regulations of the Separate Account, dated June 26, 1996 (the "Separate Account Rules"), have created the following Subaccounts of the Separate Account: The Nova Subaccount, The Ursa Subaccount, The OTC Subaccount, The Precious Metals Subaccount, The Juno Subaccount, The U.S. Government Bond Subaccount, The Money Market I Subaccount, and The Money Market II Subaccount (collectively, the "Subaccounts");

     WHEREAS, the accounting unit of measure used to compute the value of a Contract Owner's interest in a Subaccount is the





"Accumulation Unit," or "Unit," and the current market value of the Accumulation Units of a Subaccount is the "Accumulation Unit
Value;"

     WHEREAS, the Separate Account desires to appoint the Agent as the Separate Account's Accounting Services Agent and as the Accounting Services Agent for each of the Subaccounts other than the Money Market II Subaccount, and desires to have the Agent, as said Accounting Services Agent, to perform certain accounting and recordkeeping functions required of a duly-registered investment company; to file certain financial reports; to maintain and preserve certain books, accounts, and records as the basis for s u ch reports; and to perform certain daily functions in connection with such accounts and records; and

     WHEREAS, the Agent is willing to perform such functions upon the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree and promise as follows:

1.   Accounts and Records of the Separate Account

     a. The Separate Account shall provide to the Agent the necessary and appropriate documents, information, instructions, accounts, and records maintained or to be maintained by or for the Separate Account. The Agent shall be entitled to rely exclusively on the completeness and correctness of the accounts and records provided to the Agent by the Separate Account; provided, that such reliance is made in good faith, and the Separate Account shall indemnify and hold the Agent harmless of and from any and all expenses (including, without limitation, attorneys' and accountants fees), damages, claims, suits, liabilities, actions, demands, and losses whatsoever arising out of or in connection with any error, omission, inaccuracy, or other deficiency of such accounts and records or in connection with the failure of the Separate Account to provide any portion of such accounts and records or to provide any information to the Agent necessary or appropriate to perform the Agent's functions hereunder.

     b. Accounts, records, and other information shall belong to the Separate Account and shall be considered confidential. Accounts, records, and other information will not be disclosed to other than Federal and state regulators without permission from the Separate Account.

2.   Maintenance of Accounts and Records of the Separate Account

     a.   The   Agent  shall  examine  and  review  the  Separate
Account's  existing  accounts,  records, pertinent documents, and





systems in order to determine or recommend how such accounts, records, documents, and systems shall be maintained.

     b. Upon receipt of necessary and appropriate information, instructions, accounts, records, and documents from the Separate Account, the Agent shall maintain and keep current and accurate the following books, accounts, records, journals, or other records of original entry, relating to the business of the Separate Account and each of the Subaccounts other than the Money Market II Subaccount, and necessary or appropriate for compliance with applicable regulations, including Rule 31a-1 and Rule 31a-2 of the 1940 Act, and as may be mutually agreed to between the Separate Account and the Agent:

     (1)  Cash Receipts
     (2)  Cash Disbursements
     (3)  Dividend Record
     (4)  Purchase and Sales of Portfolio Securities
     (5)  Subscription and Redemption Journals
     (6)  Security Ledger
     (7)  Broker Ledger
     (8)  General Ledger
     (9)  Daily Expense Accruals
     (10) Daily Interest Accruals
     (11) Securities and Monies borrowed or loaned and collateral therefor
     (12) Trial Balances

     c. Unless appropriate information necessary to perform the above functions is furnished to the Agent in a timely manner, the Agent shall incur no liability to the Separate Account or any other person. The Agent shall promptly notify the Separate Account in writing of any discrepancy, error or non-compliance in items (1) through (12) in Section 2(b), above, of which the Agent has knowledge.

     d. It shall be the responsibility of the Separate Account promptly to furnish the Agent with the declaration, record, and payment dates and amounts of any dividends or income and any other special actions taken concerning the portfolio securities of each of the Subaccounts other than the Money Market II Subaccount.

     e. The Agent shall maintain all accounts and records mentioned above as required by regulation and as agreed upon between the Separate Account and the Agent.

3.   Accounting Entries and Confirmations

     Upon  receipt  by  the Agent of written or oral instructions from the Separate Account, the Agent shall make proper accounting
e n t ries  in  accordance  with  Generally  Accepted  Accounting
Principles  and  regulations  of  the  Commission.   The Separate
Account  shall  direct  that  each broker-dealer, or other person





t h r o ugh whom a transaction has occurred, shall send a confirmation thereof to the Agent. The Agent shall verify this confirmation against the written or oral instructions when received from the Separate Account and forward the confirmation to the Separate Account's custodian (the "Custodian"). The Agent shall promptly notify the Separate Account of any discrepancy between the confirmation and the Separate Account's written instructions when received from the Separate Account but shall incur no responsibility or liability for such discrepancy. The Separate Account shall cause any necessary corrections to be made and shall advise the Agent and the Custodian accordingly.

4.   Calculation of Accumulation Unit Value

     a. The Agent shall calculate the Accumulation Unit Value for each of the Subaccounts other than the Money Market II
Subaccount, in accordance with the Separate Account's currently-effective prospectus, once daily.

     b. The Agent shall prepare and maintain a daily evaluation of securities for which market quotations are available by the Agent's use of Bloomberg and ILX quotation services; all other securities shall be evaluated in accordance with the Separate Account's written instructions, and the Agent shall have no responsibility or liability for the accuracy of the information supplied by the Separate Account or provided in the written instructions.

     c. The Separate Account assumes all responsibility for computation of "amortized cost," valuation of securities, and all valuations not ascertainable solely by mechanical procedures.

5.   Statements From Custodian

     At the end of each month, the Agent shall obtain from the Custodian a monthly statement of cash and portfolio transactions, which shall be reconciled with the Agent's accounts and records maintained for the Separate Account. The Agent shall report any discrepancies to the Custodian, and shall report any unreconciled items to the Separate Account.

6.   Daily and Periodic Reports

     The Agent shall supply daily and periodic reports to the Separate Account, as required by law or regulation, and as requested by the Separate Account and agreed upon by the Agent.

7.   Reports and Confirmations to Subaccount Administration Agent

     a. The Separate Account shall report and confirm to the Separate Account's Subaccount administration agent the (the "Servicer") all Unit purchases and redemptions for each of the Subaccounts, other than the Money Market II Subaccount, of which the Separate Account is aware. The Agent shall obtain from the





Servicer  daily reports of Unit purchases, redemptions, and total
Units outstanding for each of the Subaccounts, other than the Money Market II Subaccount.

     b. The Agent shall reconcile outstanding Units for each of the Subaccounts, other than the Money Market II Subaccount, with the Servicer periodically and certify at least monthly to the Separate Account the reconciled Unit balance outstanding for each of the Subaccounts, other than the Money Market II Subaccount.

8.   Review of Accounts and Records of the Separate Account

     The accounts and records of the Separate Account maintained by the Agent shall be the property of the Separate Account, and shall be made available to the Separate Account, within a reasonable period of time, upon demand. The Agent shall assist the Separate Account's independent auditors, and, upon approval of the Separate Account, or upon demand by any governmental or q u asi-governmental entity, assist any such entity in any requested review of the Separate Account's accounts and records, but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Separate Account of the necessary information, the Agent shall supply the necessary data for the Separate Account's completion of any necessary tax returns, questionnaires, periodic reports to unit holders, and such other reports and information requests as the Separate Account and the Agent shall agree upon from time to time.

9.   Uniform Procedures

     The Agent and the Separate Account, from time to time, may a d opt uniform or standard procedures, and the Agent may conclusively assume that any procedure approved by the Separate Account, or directed by the Separate Account, does not conflict with or violate any requirements of the Separate Account's prospectus, the Separate Account Rules, or other governing documents, or any rule or regulation of any regulatory body or governmental agency. The Separate Account shall be responsible to notify the Agent of any changes in the Separate Account Rules which might necessitate changes in the Agent's procedures.

10.  Reliance

     The Agent may rely upon the advice of the Separate Account and upon statements of the Separate Account's accountants and other persons believed by the Agent in good faith to be expert in matters upon which such persons are consulted, and the Agent shall not be liable for any actions taken in good faith upon such statements.





11.   Indemnification and Liability

     a. The Agent shall not be liable for any action taken in good faith reliance upon any authorized oral instructions, any written instructions, any certified copy of any resolution of the M a nagers of the Separate Account, or any other document reasonably believed by the Agent to be genuine and to have been executed or signed by the proper person or persons. The Separate A c c o unt will send written instructions to confirm oral instructions, and the Agent will compare the written instructions against the oral instructions previously furnished. The Agent w i l l inform the Separate Account promptly of any noted discrepancy.

     b. The Agent shall not be held to have notice of any change or lack of authority of any officer, employee, or agent of the Separate Account until receipt of written notification thereof by the Separate Account.

     c.   The Separate Account shall indemnify the Agent and hold
the Agent harmless from and against all actions, suits, and claims, whether groundless or otherwise, arising directly or indirectly out of or in connection with the Agent's performance under  this  Agreement  and  from and against any and all losses,
damages,   costs,  charges,  attorneys'  and  accountant's  fees,
payments, expenses, and liabilities incurred by the Agent in connection with any such action, suit, or claim unless caused by the  Agent's  breach  of  this  Agreement, negligence, or willful
misconduct.   The Separate Account shall not be liable under this
indemnification  provision with respect to any claim made against the Agent unless the Agent shall have notified the Separate Account in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim  shall  have been served upon the Agent (or after the Agent shall have received notice of such service on any designated agent), but failure to notify the Separate Account of any such claim  shall  not relieve the Separate Account from any liability which  the  Separate  Account  may have to the Agent against whom such  action  is  brought  otherwise  than  on  account  of  this
indemnification  provision.    In case any such action is brought
against the Agent, the Separate Account shall be entitled to participate, at its own expense, in the defense of such action.
The Separate Account also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the
action.   After notice from the Separate Account to such party of
the  Separate  Account's  election to assume the defense thereof, the Agent shall bear the fees and expenses of any additional counsel retained by the Agent, and the Agent will not be liable to  such  party  under  this  Agreement  for  any  legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs
of  investigation.    The Agent will promptly notify the Separate
Account  of  the  commencement  of  any litigation or proceedings





against the Agent in connection with the Contracts or the operations of the Subaccounts.

     d. The Agent shall indemnify the Separate Account and hold the Separate Account harmless from all actions, suits, damages, claims, demands, losses, and liabilities (including reasonable attorneys' and accountants' fees and expenses) incurred or assessed against the Separate Account arising directly or indirectly from the Agent's negligence, willful misconduct, or breach of this Agreement. The Agent shall not be liable under this indemnification provision with respect to any claim made against the Separate Account unless the Separate Account shall have notified the Agent in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Separate Account (or after the Separate Account shall have received notice of such service on any designated agent), but failure to notify the Agent of any such claim shall not relieve the Agent from any liability which it may have to the Separate Account against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Separate Account, the Agent shall be entitled to participate, at its own expense, in the defense of such action. The Agent also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Agent to such party of the Agent's election to assume the defense thereof, the Separate Account shall bear the fees and expenses of any additional counsel retained by the Separate Account, and the Agent will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation. The Separate Account will promptly notify the Agent of the
commencement   of  any  litigation  or  proceedings  against  the
Separate Account in connection with the Contracts or the operations of the Subaccounts.

     e. The unit holders, Managers, officers, employees, and agents of the Separate Account shall not be personally bound by or liable hereunder, nor shall resort be had to such person's private property for the satisfaction of any obligation or claim hereunder as provided for in the Separate Account Rules.

12.  Compensation

     The Separate Account agrees to pay the Agent compensation for its services and to reimburse the Agent for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such Schedule approved by the Separate Account and the Agent.

13.  Days of Business





     Nothing contained in this Agreement is intended to or shall require the Agent, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which the New York Stock Exchange is open for business.

14.  Term of Agreement

     This Agreement is effective on the date hereof. This Agreement shall remain in full force and effect until November 1, 1997, unless terminated earlier in accordance with its terms, and thereafter from year to year; provided, that: (a) such continuance is approved by (i) either a vote of the majority of the Managers or a vote of a "majority of the outstanding voting securities" (as defined at Section 2(a)(42) of the 1940 Act) of the Separate Account and (ii) a majority of the Managers who are not "interested persons" (as defined at Section 2(a)(19) of the 1940 Act); and (b) the following findings are made by a majority of the Managers who are not "interested persons" (as defined at Section 2(a)(19) of the 1940 Act): (i) that this Agreement is in the best interests of the Separate Account; (ii) that the services to be performed pursuant to this Agreement are services required for the operation of the Separate Account; (iii) that the Agent can provide services the nature and quality of which are at least equal to those provided by others offering the same or similar services; and (iv) that the fees for such services are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

15.  Termination

     This Agreement may be terminated, without the payment of any penalty, by either party hereto upon at least ninety (90) days' written notice to the other party. Any termination by the Separate Account will be pursuant to a vote of a majority of the Managers.

16.  Notices

     a.   Communications to the Agent shall be addressed to:

               PADCO Service Company, Inc.
               6116 Executive Boulevard
               Suite 400
               Rockville, Maryland  20852
               Attention: President

     b. C o mmunications to the Separate Account shall be addressed to:

               Rydex Advisor Variable Annuity Account
               Great American Reserve Insurance Company





               11815 North Pennsylvania Street
               Carmel, Indiana  46032
               Attention: Office of the General Counsel

               With a copy to:

                    Rydex Advisor Variable Annuity Account
                    6116 Executive Boulevard
                    Suite 400
                    Rockville, Maryland  20852
                    Attention:  President

     c. In the event of a change of address, communications will be addressed to such new address as designated in a written notice from the Separate Account or the Agent, as the case may be. All communications addressed in the above manner and by registered mail or delivered by hand will be sufficient under this Agreement.

17.  Governing Law

     This Agreement is governed by the laws of the State of Maryland (without reference to such state's conflict of law rules).

18.  Counterparts

     This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

19.  Binding Effect and Assignment

     This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Separate Account without the written consent of the Agent, or by the Agent without the written consent of the Separate Account, in each case authorized or approved by a resolution of the Separate Account's Managers.

20.  Amendment, Modification, and Waiver

     No term or provision of this Agreement may be amended, modified, or waived without the affirmative vote or action by written consent of the Agent and the Separate Account effected in accordance with the provisions of the 1940 Act, and the rules thereunder, and Section 14 of this Agreement.





     IN WITNESS WHEREOF, the Agent and the Separate Account have executed this Agreement as of the date first written above.

                    RYDEX ADVISOR VARIABLE ANNUITY ACCOUNT



                    By:  /s/ L. Gregory Gloeckner
                         L. Gregory Gloeckner
                         Vice President

                    PADCO SERVICE COMPANY, INC.



                    By:  /s/ Albert P. Viragh, Jr.
                         Albert P. Viragh, Jr.
                         President





                            SCHEDULE A

                   PADCO SERVICE COMPANY, INC.

               FEE SCHEDULE FOR ACCOUNTING SERVICES


RYDEX ADVISOR VARIABLE ANNUITY ACCOUNT - Each Separate Subaccount

A. MINIMUM ANNUAL FEE - (Based upon average net assets - payable monthly) shall be the greater of:

          First Year - $7,500
          Second Year - $15,000
          Third and Subsequent Years - $20,000

               or

          Basis Point Fee
          10 Basis Points on first $30 million of assets
           5 Basis Points on next $20 million of assets
           3 Basis Points on next $50 million of assets
           2 Basis Points on assets over $100 million

B. In addition, all out-of-pocket expenses shall be separately charged, shall include but not be limited to: printed forms, postage, overnight mail and telephone expense.

C. PADCO Service Company, Inc. warrants that the above rates of compensation are guaranteed for a two-year period. At that time, the Separate Account acknowledges that the Agent has the right to revise the Agent's compensation schedule.